Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Calliditas Therapeutics AB

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, quota value SEK 0.04 per share	Rule 457(h)	1,464,500(3)	$10.47(4)	$15,333,315.00(4)	0.0001102	$1,689.73
Fees to Be Paid	Equity	Common shares, quota value SEK 0.04 per share	Rule 457(h)	1,941,000(5)	$9.93(6)	$19,274,130.00(6)	0.0001102	$2,124.01
Fees to Be Paid	Equity	Common shares, quota value SEK 0.04 per share	Rule 457(c) and (h)	2,079,500(7)	$8.63(8)	$17,946,085.00(8)	0.0001102	$1,977.66
Fees to Be Paid	Equity	Common shares, quota value SEK 0.04 per share	Rule 457(c) and (h)	64,950(9)	$8.63(8)	$560,518.50(8)	0.0001102	$61.77
Fees to Be Paid	Equity	Common shares, quota value SEK 0.04 per share	Rule 457(c) and (h)	67,050(10)	$8.63(8)	$578,641.50(8)	0.0001102	$63.77
	Total Offering Amounts					$53,692,690.00		$5,916.93
	Total Fee Offsets							-
	Net Fee Due							$5,916.93

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents two Common Shares. ADSs issuable upon deposit of the Common Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-238244).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares that become issuable under the Registrant’s ESOP 2021 United States Sub-Plan, ESOP 2022 United States Sub-Plan or ESOP 2023 United States Sub-Plan (the “U.S. Sub-Plans”) or the Registrant’s 2021 Long-term Performance Based Incentive Program, 2022 Long-term Performance Based Incentive Program or 2023 Long-term Performance Based Incentive Program (the “Board LTIPs”) by reason of any dividend, share split or other similar transaction.
(3)	Represents common shares underlying options that have been issued pursuant to the ESOP 2021 United States Sub-Plan.
(4)	The offering price per share and the aggregate offering price are based upon the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the ESOP 2021 United States. Sub-Plan, converted from SEK to U.S. dollars at the SEK/U.S. dollar exchange rate of SEK 10.7896 to $1 as of June 2, 2023.
(5)	Represents common shares underlying options that have been issued pursuant to the ESOP 2022 United States Sub-Plan.
(6)	The offering price per share and the aggregate offering price are based upon the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the ESOP 2022 United States Sub-Plan, converted from SEK to U.S. dollars at the SEK/U.S. dollar exchange rate of SEK 10.7896 to $1 as of June 2, 2023.
(7)	Represents common shares underlying options that may be issued in the future pursuant to the U.S. Sub-Plans.
(8)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $17.27, the average (rounded to the nearest cent) of the high and low sale prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on June 6, 2023, divided by two (the number of common shares represented by each ADS).
(9)	Represents performance-based share awards that have been issued pursuant to the Board LTIPs.
(10)	Represents common shares that may be issued in the future pursuant to the Board LTIPs.